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                                                               Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 5 of Registration Statement No. 333-13613 of Coast Dental Services, Inc. on Form S-1 of our report relating to the financial statements of Coast Dental Services, Inc. dated November 12, 1996 (except for Note 12 as to which the date is December 31, 1996), our report relating to the combined financial statements of Richard J. Shawn DMD, P.A. dated January 8, 1997, and our report relating to the combined financial statements of Seminole Dental Center dated January 8, 1997 appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Tampa, Florida

February 10, 1997